Exhibit (a)(1)

                        OFFER TO PURCHASE FOR CASH 4,000
                      UNITS OF LIMITED PARTNERSHIP INTEREST
                                       OF
                            INLAND CAPITAL FUND, L.P.
                                       AT
                                  $320 per Unit

   MPF INCOME FUND 21, LLC; MP VALUE FUND 6, LLC; MACKENZIE PATTERSON SPECIAL FUND 6, LLC; MACKENZIE PATTERSON SPECIAL FUND 6A, LLC; MP VALUE FUND 6, LLC; MPF SPECIAL FUND 8, LLC; MACKENZIE PATTERSON SPECIAL FUND 7, LLC; MPF DEWAAY
 PREMIER FUND, LLC; MPF DEWAAY FUND 2, LLC; MPF DEWAAY FUND 3, LLC; ACCELERATED
     HIGH YIELD INSTITUTIONAL INVESTORS, LTD., L.P.; ACCELERATED HIGH YIELD
             INSTITUTIONAL FUND I, LTD., L.P.; and MPF-NY 2005, LLC
                        (collectively the "Purchasers")

         THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, PACIFIC DAYLIGHT TIME, ON MARCH 25, 2005, UNLESS THE OFFER IS EXTENDED.

The Purchasers hereby seek to acquire 8,000 Units of limited partnership interest (the "Units") in INLAND CAPITAL FUND, L.P. (the "Partnership"). The Purchasers are not affiliated with the Partnership or its general partner. The general partner of the Partnership is Inland Real Estate Investment Corporation General Partner (the "General Partner"). The Purchasers hereby offer to purchase 8,000 Units at a purchase price equal to $320 per Unit, less the amount of any distributions declared or made with respect to the Units between February 23, 2005 and March 25, 2005, or such other date to which this offer may be extended (the "Expiration Date"), in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). As noted above, the Offer price would be subject to reduction for distributions made or declared prior to the Expiration Date. Any distributions made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering Unit holders to the Purchasers.

Tender of Units will include the tender of any and all securities into which the Units may be converted and any securities distributed with respect to the Units from and after the Offer Date.

The Partnership had 2,583 holders of record owning an aggregate of 32,337 units as of September 30, 2004, according to its quarterly report on Form 10-Q for the quarter ended September 30, 2004. The Purchasers and their affiliates currently beneficially own no Units, or 0% of the outstanding Units. The 8,000 Units subject to the Offer constitute 24.74% of the outstanding Units. Consummation of the Offer, if all Units sought are tendered, would require payment by the Purchasers of up to $2,560,000 in aggregate purchase price, which the Purchasers intend to fund out of their current working capital.

Holders of Units ("Unit holders") are urged to consider the following factors:

o Unit holders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership from property operations or dispositions, and the purchase price per Unit payable to a tendering Unit holder by the Purchasers may be less than the total amount which might otherwise be received by the Unit holder with respect to the Unit over the remaining term of the Partnership.

o The Purchasers are making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the purchase price of $320 per Unit, the Purchasers are motivated to establish the lowest price which might be acceptable to Unit holders consistent with the Purchasers' objectives. There is no public market for the Units, and neither the Unit holders nor the Purchasers have any accurate means for determining the actual present value of the Units. Although there can be no certainty as to the actual present value of the Units, the Purchasers have estimated, solely for the purposes of determining an acceptable Offer price, that the Partnership could have an estimated liquidation value of approximately $722 per Unit. It should be noted, however, that the Purchasers have not made an independent appraisal of the Units or the Partnership's properties, and are not qualified to appraise real estate. Furthermore,


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

         there can be no assurance as to the timing or amount of any future Partnership distributions, and there cannot be any assurance that the Purchasers' estimate accurately reflects an approximate value of the Units or that the actual amounts which may be realized by holders for the Units may not vary substantially from this estimate.

o The Depositary, MacKenzie Patterson Fuller, Inc., is an affiliate of certain of the Purchasers. No independent party will hold securities tendered until the offer closes and payment is made. Because there is no independent intermediary to hold the Purchasers' funds and tendered securities, the Purchasers may have access to the securities before all conditions to the Offer have been satisfied and selling Unit holders have been paid.

o The Purchasers may accept only a portion of the Units tendered by a Unitholder if a total of more than 8,000 Units are tendered.

THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. IF MORE THAN 8,000 Units ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASERS WILL ACCEPT FOR PURCHASE 8,000 Units FROM TENDERING UNITHOLDERS ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A UNIT HOLDER MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNIT HOLDER.

The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) upon the occurrence of any of the conditions specified in
Section 13 of this Offer to Purchase, to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, or to delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for, and (iii) to amend the Offer in any respect. Notice of any such extension, termination, or amendment will promptly be disseminated to Unit holders in a manner reasonably designed to inform Unit holders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

February 23, 2005











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


IMPORTANT

Any Unit holder desiring to tender any or all of such Unit holder's Units should complete and sign the Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on green paper) in accordance with the instructions in the Letter of Transmittal and mail, deliver or telecopy the Letter of Transmittal and any other required documents to MacKenzie Patterson Fuller, Inc. (the "Depositary"), an affiliate of certain of the Purchasers, at the address or facsimile number set forth below.

                        MacKenzie Patterson Fuller, Inc.
                               1640 School Street
                            Moraga, California 94556
                             Telephone: 800-854-8357
                             Facsimile: 925-631-9119
                         E-Mail Address: offers@mpfi.com

Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Purchasers at 1-800-854-8357.
---------------------------

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASERS OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.
---------------------------

The Partnership is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission ("Commission") relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchasers have filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.










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


                                TABLE OF CONTENTS

                                                                            Page

SUMMARY TERM SHEET.............................................................5

INTRODUCTION...................................................................8

TENDER OFFER..................................................................12

Section 1.        Terms of the Offer..........................................12
Section 2.        Acceptance for Payment and Payment for Units; Proration.....12
Section 3.        Procedures for Tendering Units..............................13
Section 4.        Withdrawal Rights...........................................14
Section 5.        Extension of Tender Period; Termination; Amendment..........14
Section 6.        Certain Federal Income Tax Consequences.....................15
Section 7.        Effects of the Offer........................................17
Section 8.        Future Plans................................................17
Section 9.        The Business of the Partnership.............................18
Section 10.       Conflicts of Interest.......................................21
Section 11.       Certain Information Concerning the Purchasers...............21
Section 12.       Source of Funds.............................................21
Section 13.       Conditions of the Offer.....................................22
Section 14.       Certain Legal Matters.......................................23
Section 15.       Fees and Expenses...........................................23
Section 16.       Miscellaneous...............................................23



















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           Schedule I - The Purchasers and Their Respective Principals

                               SUMMARY TERM SHEET

The Purchasers are offering to purchase any and all outstanding Units for $320 per Unit in cash. The following are some of the questions that you, as a Unit holder of the Partnership may have and answers to those questions. The information in this summary is not complete, and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

The offer to purchase  your Units is being made  jointly by MPF INCOME FUND
21, LLC; MP VALUE FUND 6, LLC; MACKENZIE PATTERSON SPECIAL FUND 6, LLC; MACKENZIE PATTERSON SPECIAL FUND 6A, LLC; MP VALUE FUND 6, LLC; MPF SPECIAL FUND 8, LLC; MACKENZIE PATTERSON SPECIAL FUND 7, LLC; MPF DEWAAY PREMIER FUND, LLC; MPF DEWAAY FUND 2, LLC; MPF DEWAAY FUND 3, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD., L.P.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND I, LTD., L.P.; and MPF-NY 2005, LLC. Each of the Purchasers is a real estate investment fund managed or advised by MacKenzie Patterson Fuller, Inc., a private, independent real estate investment firm. None of these entities is affiliated with the Partnership or its General Partner.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are seeking to purchase 8,000 Units of limited partnership interest, which are the "Units" issued to investors in the Partnership.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay $320 per Unit, net to you in cash, less the amount of any distributions declared or made with respect to the Units between February 23, 2005 and the date the Offer expires. The Offer price would be reduced by the amount of distributions made or declared prior to the Expiration Date. Any distributions made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering Unit holders to the Purchasers. If you tender your Units to us in the Offer, you will not have to pay brokerage fees or similar expenses.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If the total amount of Units sought is purchased, the Purchasers' capital commitment will be approximately $2,560,000. The Purchasers have an aggregate of approximately $31 million in total assets, and more than $21 million in total net assets at their disposal to fund payment to selling Unit holders.

IS THE FINANCIAL CONDITION OF THE BIDDERS RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

Because this is a cash offer that is not conditioned on financing being available, and the Purchasers have more than adequate resources and no intention to take control of the Partnership, other information concerning the Purchasers' financial condition would seem to have little relevance to your decision.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have at least until 12:00 midnight, Pacific Daylight Time, on March 25, 2005, to decide whether to tender your Units in the Offer.

WILL ALL OF THE UNITS I TENDER BE ACCEPTED BY THE PURCHASERS?

The Purchasers desire to purchase up to 8,000 Units. If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 4,000, we will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 8,000 Units are so tendered and not withdrawn, we will accept for payment and pay for 8,000 Units so tendered, pro rata according to the number of Units so tendered, adjusted by rounding down to the nearest whole number of Units tendered by each Unit holder to avoid purchases of fractional Units, as appropriate. See "Tender Offer -- Section 2. Acceptance for Payment and Payment for Units; Proration."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

The Offer can be extended in our discretion.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the offer, we will make a public announcement of the extension, not later than 9:00 a.m., Eastern Daylight Time, on the day after the day on which the Offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

There are no conditions to the offer based on a minimum number of Units tendered, the availability of financing, or the success of the offer. However, we may not be obligated to purchase any Units if certain conditions occur, such as legal or government actions which would prohibit the purchase. Furthermore, we are not obligated to purchase any Units which are validly tendered if, among other things, there is a material adverse change in the Partnership or its business. Please see the discussion in Section 13, Conditions of the Offer, for a description of all conditions.

HOW DO I TENDER MY UNITS?

To tender your Units, you must deliver a completed Letter of Transmittal (printed on green paper), to the Depositary at: MacKenzie Patterson Fuller, Inc., 1640 School Street, Moraga, California 94556 (Telephone: 800-854-8357; Facsimile Transmission: 925-631-9119), no later than the time the Offer expires.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED UNITS?

You can withdraw previously tendered Units at any time until the Offer has expired and, if we have not agreed to accept your Units for payment by April 26, 2005, you can withdraw them at any time after such time until we do accept your Units for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED UNITS?

To withdraw Units, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Units.

WHAT DOES THE PARTNERSHIP'S GENERAL PARTNER THINK OF THE OFFER?

The Purchasers have not sought the approval or disapproval of the General Partner. The General Partner may be expected to respond with the Partnership's position on the offer in the next two weeks.

WILL THE PARTNERSHIP CONTINUE AS A PUBLIC COMPANY?

The Partnership reported 2,583 holders of its outstanding Units as of the date of its most recent annual report. If the total number of Unit holders is below 300, the Partnership can elect to discontinue its status as a public reporting company. Accordingly, it is possible that the Offer could result in the total number of Unit holders falling below the 300 holder level. However, there has never been a public trading market for the Units and none is expected to develop, so the Partnership's status as a public company will not affect a trading market in the Units. While the Partnership's Agreement of Limited Partnership requires that all Unit holders be provided annual audited financial statements, quarterly interim financial statements, and timely reports providing other information regarding the operations and condition of the Partnership, a change in the Partnership's status as a public company could reduce the information available to Unit holders about the Partnership in the event the information required by the Partnership Agreement is not as extensive as that provided in reports required to be filed by public companies under applicable rules of the Securities and Exchange Commission.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY UNITS?

The Purchasers do not anticipate that Units held by non-tendering Unit holders will be affected by the completion of the offer.

WHAT ARE THE PURCHASERS' FUTURE INTENTIONS CONCERNING THE PARTNERSHIP?

The Purchasers have no present intention to seek control of the Partnership or to change the management or operations of the Partnership. The Purchasers do not have any present intention to take action in connection with the liquidation of the Partnership or with any extraordinary transaction concerning the Partnership or its assets. Although the Purchasers do not have any present intention to take any action with respect to management or control of the Partnership, the Purchasers reserve the right, at an appropriate time, to exercise their rights as limited partners to vote on matters subject to a limited partner vote, including any vote affecting the sale of the Partnership's assets and the liquidation and dissolution of the Partnership.

WHAT IS THE MARKET VALUE OF MY UNITS?

The Units do not have a readily ascertainable market value, and neither the Unit holders nor the Purchasers have any accurate means for determining the actual present value of the Units. According to the Partnership, "There is no public market for units nor is it anticipated that any public market for units will develop." (Form 10-K for the year ended December 31, 2003). The Purchasers review of independent secondary market reporting publications such as The Direct Investments Spectrum (formerly The Partnership Spectrum) and The Stanger Report, reported limited sales of Units on secondary markets during the last six months of 2004 at $360 per Unit. The American Partnership Board, another independent, third-party source, reported sales of 1 Unit at $311 per Unit in the 4th quarter, 2004. The information published by these independent sources is believed to be the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange. Accordingly, the Purchasers do not know whether the foregoing information is accurate or complete. Although there can be no certainty as to the actual present value of the Units, the Purchasers have estimated, solely for the purposes of determining an acceptable Offer price, that the Partnership could have an estimated liquidation value of approximately $722 per Unit, or higher. It should be noted, that the Purchasers have not made an independent appraisal of the Units or the Partnership's properties, and are not qualified to appraise real estate. Accordingly, there can be no assurance that this estimate accurately reflects an approximate value of the Units or that the actual amounts which may be realized by Unit holders for the may not vary substantially from this estimate.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call MacKenzie Patterson Fuller, Inc., toll-free, at 800-854-8357.

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To the Unit holders of INLAND CAPITAL FUND, L.P.:

                                  INTRODUCTION

         The Purchasers hereby offer to purchase up to 8,000 Units at a purchase price of $320 per Unit ("Offer Price"), less the amount of any distributions declared or paid with respect to the Units between February 23, 2005, and the Expiration Date, in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The Purchasers are unaware of any distributions declared or paid since February 23, 2005. Unit holders who tender their Units will not be obligated to pay any Partnership transfer fees, or any other fees, expenses or commissions in connection with the tender of Units. The Purchasers will pay all such costs and all charges and expenses of the Depositary, an affiliate of certain of the Purchasers, as depositary in connection with the Offer.

         For further information concerning the Purchasers, see Section 11 below and Schedule I. None of the Purchasers or the Depositary is affiliated with the Partnership or the Partnership's General Partner. The address of the Partnership's principal executive offices is 2901 Butterfield Road, Oak Brook, Illinois 60523, and its phone number is 630-218-8000.

Unit holders are urged to consider the following factors:

o The Offer will provide Unit holders with an opportunity to liquidate their investment without the usual transaction costs associated with market sales. Unit holders may have a more immediate need to use the cash now tied up in an investment in the Units and may wish to sell them to the Purchasers.

o Unit holders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership from property dispositions or operations from future development, if any, and the purchase price per Unit payable to a tendering Unit holder by the Purchasers may be less than the total amount which might otherwise be received by the Unit holder with respect to the Unit over the remaining term of the Partnership.

o The Purchasers are making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the purchase price of $320 per Unit, the Purchasers are motivated to establish the lowest price which might be acceptable to Unit holders consistent with the Purchasers' objectives. There is no public market for the Units, and neither the Unit holders nor the Purchasers have any accurate means for determining the actual present value of the Units. Although there can be no certainty as to the actual present value of the Units, the Purchasers have estimated, solely for the purposes of determining an acceptable Offer price, that the Partnership could have an estimated liquidation value of approximately $722 per Unit. It should be noted, however, that the Purchasers have not made an independent appraisal of the Units or the Partnership's properties, and are not qualified to appraise real estate. Furthermore, although the Partnership has announced that it is attempting to sell its remaining property, there can be no assurance as to the timing or amount of any future Partnership distributions, and there can be no assurance that the Purchasers' estimate accurately reflects an approximate value of the Units or that the actual amounts which may be realized by holders for the Units may not vary substantially from this estimate.

o The Depositary, MacKenzie Patterson Fuller, Inc., is an affiliate of certain of the Purchasers. No independent party will hold securities tendered until the offer closes and payment is made. Because there is no independent intermediary to hold the Purchasers' funds and tendered securities, the Purchasers may have access to the securities before all conditions to the Offer have been satisfied and selling Unit holders have been paid.

o The Purchasers may accept only a portion of the Units tendered by a Unitholder in the event a total of more than 8,000 Units are tendered.

Establishment of the Offer Price

         The Purchasers have set the Offer Price at $320 per Unit, less the amount of any distributions declared or made with respect to the Units between February 23, 2005 and the Expiration Date. In determining the Offer Price, the


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Purchasers analyzed a number of quantitative and qualitative factors, including:
(i) the lack of a secondary market for resales of the Units and the resulting lack of liquidity of an investment in the Partnership; (ii) the estimated value of the Partnership's real estate assets; and (iii) the costs to the Purchasers associated with acquiring the Units.

         The Partnership made the following statements in its annual report on Form 10-K for the year ended December 31, 2003: "There is no public market for units nor is it anticipated that any public market for units will develop." The lack of any public market for the sale of Units means that Unit holders have limited alternatives if they seek to sell their Units. As a result of such limited alternatives for Unit holders, the Purchasers may not need to offer as high a price for the Units as they would otherwise. On the other hand, the Purchasers take a greater risk in establishing a purchase price as there is no prevailing market price to be used for reference and the Purchasers themselves will have limited liquidity for the Units upon consummation of the purchase. The Purchasers review of independent secondary market reporting publications such as The Direct Investments Spectrum, and The Stanger Report, reported limited sales of Units on secondary markets during the last six months of 2004 at $360 per Unit. The American Partnership Board, another independent, third-party source, reported sales of 1 Unit at $311 per Unit in the 4th quarter, 2004. The information published by these independent sources is believed to be the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange. Accordingly, the Purchasers do not know whether the foregoing information is accurate or complete.

         The Purchasers are offering to purchase Units which are an illiquid investment and are not offering to purchase the Partnership's underlying assets. The Partnership has disclosed that it "[i]n addition to [the $28,353,000 in] sales which occurred in 2004, we anticipate additional future sales of over 300 acres of Parcels 2, 8, 14 and 17.... We plan to enhance the value of our land through pre-development activities such as rezoning, annexation and land planning. We have already been successful in, or are in the process of, pre-development activity on a majority of our land investments. Parcel 2, annexed to the village of McHenry and zoned for a business park, has two phases of improvements complete and sites are being marketed to potential buyers, of which 34 of the 167 lots were sold as of September 30, 2004. Parcel 4 was zoned for a variety of business uses and has improvements underway. Sites are being marketed to potential buyers, of which approximately 67 acres were sold in various transactions as of September 30, 2004. Parcels 15 and 16 were annexed to the village of Huntley and zoned for residential and commercial development. Parcels 15 and 16 were sold in 2004. Parcels 7 and 10 have been zoned for commercial use and are being marketed." No other offers have been announced or sales consummated. The Purchasers' valuation is based upon the sale of the assets of the Partnership, but such assets may not be liquidated for an indefinite period of time even though the Partnership has sold some of its assets recently and announced plans to develop or market other assets. Accordingly, the underlying asset value of the Partnership is only one factor used by the Purchasers in arriving at the Offer Price. However, in the absence of trading price information, the Purchasers estimate of the net asset value of the Partnership may be relevant to Unit holders' review of the Offer Price. Using publicly available information concerning the Partnership contained in the Partnership's Form 10-K for the fiscal year ended December 31, 2003 and the quarterly reports for the quarters ended March 30, 2004, June 30, 2004, and September 30, 2004, the Purchasers derived an estimated net asset value for the Units. The Purchasers are not qualified as real estate appraisers and have relied solely on publicly available information in making their estimate of the value of the Partnership's assets. The Purchasers estimated value of Partnership assets was calculated solely for purposes of formulating their offer and cannot be relied upon as representing an amount which might actually be realized upon a liquidation of the Partnership's assets, whether now or at any time in the future.

         In determining their estimated value of the Units, the Purchasers first calculated the "Estimated Net Sales Value" of the Partnership's real property investments. The Estimated Net Sales Value was determined by first determining the properties' probable sales price by multiplying the number of unsold acres by the estimated per acre selling price. We determined the per acre selling price by using the price from the previous sales by the Partnership in 2004. The result reduced by 1.5% to take into account the estimated closing costs which would be incurred upon sale by the Partnership of the properties, including brokerage commissions, title costs, surveys, appraisals, legal fees and transfer taxes. The number of unsold acres and the per acre selling price were obtained from the Partnership's quarterly reports on Form 10-Q for the quarters ending March 30, 2004, June 30, 2004, and September 30, 2004 (available on the Commission's EDGAR system, at its internet web site at www.sec.gov, and available for inspection at the Commission's principal office in Washington, D.C.)

         The Purchasers believe that the per acre selling prices utilized are within a range of sales prices currently observed in the marketplace for properties of similar type, age, and quality. Different per acre prices, however, could also be appropriate. In this regard, Unit holders should be aware

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that the use of higher per acre selling prices would result in a higher
Estimated Net Sales Value.

         To determine the Estimated Liquidation Value of the Partnership's assets, the Purchaser added to the Estimated Net Sales Value of the Partnership's properties the net current assets, as reported in the Partnership's most recent Form 10-Q for the quarter ended September 30, 2004, and calculated the amount of the balance allocable to the Units. The resulting Estimated Liquidation Value of the Partnership's assets per was approximately $722 per Unit. The Purchasers emphasize that this value was calculated by them solely for purposes of selecting an Offer Price. There can be no assurance as to the actual liquidation value of Partnership assets or as to the amount or timing of distributions of liquidation proceeds which may be received by Unit holders. The Partnership has not announced any pending offer to purchase its assets. Accordingly, there can be no assurance as to the availability or timing of any liquidation proceeds. Additional quantitative detail is given below:

-------------------------------------------------------- ------------------
Gross valuation of partnership properties                   $14,525,066
-------------------------------------------------------- ------------------
Less: Selling Costs at 1.5%                                    (217,876)
-------------------------------------------------------- ------------------
Plus: Net Current Assets                                     10,324,567
-------------------------------------------------------- ------------------
Estimated net valuation of your partnership                 $24,631,757
-------------------------------------------------------- ------------------
Percentage of estimated net valuation allocated to                   95%
holders of units based upon subordinated general
partner participation
-------------------------------------------------------- ------------------
Estimated net valuation of units                            $23,332,188
-------------------------------------------------------- ------------------
Total number of units                                            32,337
-------------------------------------------------------- ------------------
Estimated valuation per  unit                                      $722
-------------------------------------------------------- ------------------


         The Offer Price represents the price at which the Purchasers are willing to purchase Units. The Purchasers arrived at the $320 Offer Price by applying a liquidity discount to their calculations of Estimated Liquidation Value of the Partnership's assets, after deducting selling and liquidation costs. The Purchasers apply such a discount with the intention of making a profit by holding on to the Units until the Partnership is liquidated, hopefully at close to the full Estimated Liquidation Value. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchasers or any affiliate of the Purchasers as to such fairness. Other measures of the value of the Units may be relevant to Unit holders. Unit holders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Units.

         The Offer is not made with any current view toward or plan or purpose of acquiring Units in a series of successive and periodic offers. Nevertheless, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in purchasing 8,000 Units pursuant to this Offer, may consider future offers. Factors affecting the Purchasers' future interest in acquiring additional Units include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchasers and their investment fund affiliates, the current diversification and performance of each affiliated fund's portfolio of real estate interests, the development of any public market in the Units or actions by unrelated parties to tender for or purchase Units, the status of and changes and trends in the Partnership's operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

General Background Information

         Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Partnership or the General Partner, has been derived from information provided in reports filed by the Partnership with the Securities and Exchange Commission.

         Tendering Unit holders will not be obligated to pay transfer fees, brokerage fees, or commissions on the sale of the Units to the Purchasers pursuant to the Offer. The Purchasers will pay all charges and expenses incurred in connection with the Offer. The Purchasers desire to purchase up to 8,000 Units. If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 4,000, we will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 8,000 Units are so tendered and not withdrawn, we will accept for payment and pay for 8,000 Units so tendered, pro rata according to the number of Units so tendered, adjusted by rounding down to the nearest whole number of Units tendered by each Unit holder to avoid purchases of fractional Units, as appropriate. (See "Tender Offer -- Section 2. Acceptance for Payment and Payment for Units; Proration.")

         If, prior to the Expiration Date, the Purchasers increase the consideration offered to Unit holders pursuant to the Offer, such increased consideration will be paid with respect to all Units that are purchased pursuant to the Offer, whether or not such Units were tendered prior to such increase in consideration.

         Unit holders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully before deciding whether to tender their Units.

                                  TENDER OFFER

Section 1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer, the Purchasers will accept for payment and pay for Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with
Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 midnight, Pacific Daylight Time, on March 25, 2005, unless and until the Purchasers shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchasers, shall expire.

         The Offer is conditioned on satisfaction of certain conditions. See
Section 13, which sets forth in full the conditions of the Offer. The Purchasers reserve the right (but shall not be obligated), in their sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchasers reserve the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unit holders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unit holders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer. Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchasers will promptly pay for all validly tendered Units, and the Purchasers do not intend to imply that the foregoing rights of the Purchasers would permit the Purchasers to delay payment for validly tendered Units following expiration.

         The Purchasers do not anticipate and have no reason to believe that any condition or event will occur that would prevent the Purchasers from purchasing tendered Units as offered herein.

Section 2. Acceptance for Payment and Payment for Units; Proration. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchasers will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

         The Purchasers desire to purchase up to 8,000 Units. If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 4,000, we will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 8,000 Units are so tendered and not withdrawn, we will accept for payment and pay for 8,000 Units so tendered, pro rata according to the number of Units so tendered, adjusted by rounding down to the nearest whole number of Units tendered by each Unit holder to avoid purchases of fractional Units, as appropriate.

         In the event that proration is required, because of the difficulty of immediately determining the precise number of Units to be accepted, the Purchasers will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date. The Purchasers will not pay for any Units tendered until after the final proration factor has been determined.

         For purposes of the Offer, the Purchasers shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the Purchasers give oral or written notice to the Depositary of the Purchasers' acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering Unit holders for the purpose of receiving payment from the Purchasers and transmitting payment to tendering Unit holders.

         Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.

         If any tendered Units are not purchased for any reason (other than due to proration as described above), the Letter of Transmittal with respect to such Units not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchasers are unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchasers' rights under Section 13 (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchasers, retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unit holders are entitled to withdrawal rights as described in
Section 4.

         If, prior to the Expiration Date, the Purchasers shall increase the consideration offered to Unit holders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

Section 3. Procedures for Tendering Units.

Valid Tender. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on green paper) with any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A Unit holder may tender any or all Units owned by such Unit holder.

In order for a tendering Unit holder to participate in the Offer, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 12:00 midnight, Pacific Daylight Time, on March 25, 2005, or such date to which the Offer may be extended.

The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unit holder and delivery will be deemed made only when actually received by the Depositary.

Backup Federal Income Tax Withholding. To prevent the possible application of 31% backup federal income tax withholding with respect to payment of the Offer Price for Units purchased pursuant to the Offer, a tendering Unit holder must provide the Depositary with such Unit holder's correct taxpayer identification number and make certain certifications that such Unit holder is not subject to backup federal income tax withholding. Each tendering Unit holder must insert in the Letter of Transmittal the Unit holder's taxpayer identification number or social security number in the space provided on the front of the Letter of Transmittal. The Letter of Transmittal also includes a substitute Form W-9, which contains the certifications referred to above. (See the Instructions to the Letter of Transmittal.)

FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Offer Price plus the amount of Partnership liabilities allocable to each Unit tendered, each Unit holder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such Unit holder's taxpayer identification number and address and that the Unit holder is not a foreign person. (See the Instructions to the Letter of Transmittal and "Section 6. Certain Federal Income Tax Consequences.")

Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering Unit holder irrevocably appoints the designees of the Purchasers as such Unit holder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unit holder's rights with respect to the Units tendered by such Unit holder and accepted for payment by the Purchasers. Such appointment will be effective when, and only to the extent that, the Purchasers accept such Units for payment. Upon such acceptance for payment, all prior proxies given by such Unit holder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchasers will, with respect to such Units, be empowered to exercise all voting and other rights of such Unit holder as they in their sole discretion may deem proper at any meeting of Unit holders, by written consent or otherwise. In addition, by executing a Letter of Transmittal, a Unit holder also assigns to the Purchasers all of the Unit holder's rights to receive distributions from the Partnership with respect to Units which are accepted for payment and purchased pursuant to the Offer, other than those distributions declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding. The Purchasers reserve the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchasers' counsel, be unlawful. The Purchasers also reserve the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unit holder, and the Purchasers' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchasers, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unit holder and the Purchasers upon the terms and subject to the conditions of the Offer, including the tendering Unit holder's representation and warranty that (i) such Unit holder owns the Units being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Unit complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Unit holders who have granted options to sell or purchase the Units, hold option rights to acquire such securities, maintain "short" positions in the Units (i.e., have borrowed the Units) or have loaned the Units to a short seller. Because of the nature of limited partnership interests, the Purchasers believe it is unlikely that any option trading or short selling activity exists with respect to the Units. In any event, a Unit holder will be deemed to tender Units in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Units and the holder (i) delivers the Units pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Transmittal Letter).

Section 4. Withdrawal Rights. Except as otherwise provided in this Section 4, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after April 26, 2005.

         For withdrawal to be effective a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

         If purchase of, or payment for, Units is delayed for any reason or if the Purchasers are unable to purchase or pay for Units for any reason, then, without prejudice to the Purchasers' rights under the Offer, tendered Units may be retained by the Depositary on behalf of the Purchasers and may not be withdrawn except to the extent that tendering Unit holders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding. Neither the Purchasers, nor the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

         Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Section 5. Extension of Tender Period; Termination; Amendment. The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to delay the acceptance for payment of, or payment for, any Units not heretofore accepted for payment or paid for, or to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Depositary, and (iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary. Any extension, termination, or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchasers may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchasers will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service. The Purchasers may also be required by applicable law to disseminate to Unit holders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.

         If the Purchasers extend the Offer, or if the Purchasers (whether before or after its acceptance for payment of Units) are delayed in their payment for Units or are unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer, the Depositary may retain tendered Units on behalf of the Purchasers, and such Units may not be withdrawn except to the extent tendering Unit holders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchasers to delay payment for Units that the Purchasers have accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchasers pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

         If the Purchasers make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, the Purchasers will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Daylight Time.

Section 6. Material Federal Income Tax Consequences. THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR UNIT HOLDER. For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws. Certain Unit holders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations, court decisions and Internal Revenue Service ("IRS") rulings and other pronouncements. EACH UNIT HOLDER TENDERING UNITS SHOULD CONSULT SUCH UNIT HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNIT HOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

         The following discussion is based on the assumption that the Partnership is treated as a partnership for federal income tax purposes and is not a "publicly traded partnership" as that term is defined in the Code.

Gain or Loss. A taxable Unit holder will recognize a gain or loss on the sale of such Unit holder's Units in an amount equal to the difference between (i) the amount realized by such Unit holder on the sale and (ii) such Unit holder's adjusted tax basis in the Units sold. The amount realized by a Unit holder will include the Unit holder's share of the Partnership's liabilities, if any (as determined under Code section 752 and the regulations thereunder). If the Unit holder reports a loss on the sale, such loss generally could not be currently deducted by such Unit holder except against such Unit holder's capital gains from other investments. In addition, such loss would be treated as a passive activity loss. (See "Suspended Passive Activity Losses" below.)

         The adjusted tax basis in the Units of a Unit holder will depend upon individual circumstances. (See also "Partnership Allocations in Year of Sale" below.) Each Unit holder who plans to tender hereunder should consult with the Unit holder's own tax advisor as to the Unit holder's adjusted tax basis in the Unit holder's Units and the resulting tax consequences of a sale.

         If any portion of the amount realized by a Unit holder is attributable to such Unit holder's share of "unrealized receivables" or "substantially appreciated inventory items" as defined in Code section 751, a corresponding portion of such Unit holder's gain or loss will be treated as ordinary gain or loss. It is possible that the basis allocation rules of Code Section 751 may result in a Unit holder's recognizing ordinary income with respect to the portion of the Unit holder's amount realized on the sale of a Unit that is attributable to such items while recognizing a capital loss with respect to the remainder of the Unit.

         A tax-exempt Unit holder (other than an organization described in Code
Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Units pursuant to the Offer, assuming that such Unit holder does not hold its Units as a "dealer" and has not acquired such Units with debt financed proceeds.

Partnership Allocations in Year of Sale. A tendering Unit holder will be allocated the Unit holder's pro rata share of the annual taxable income and losses from the Partnership with respect to the Units sold for the period through the date of sale, even though such Unit holder will assign to the Purchasers their rights to receive certain cash distributions with respect to such Units. Such allocations and any Partnership distributions for such period would affect a Unit holder's adjusted tax basis in the tendered Units and, therefore, the amount of gain or loss recognized by the Unit holder on the sale of the Units.

Possible Tax Termination. The Code provides that if 50% or more of the capital and profits interests in a partnership are sold or exchanged within a single 12-month period, such partnership generally will terminate for federal income tax purposes. It is possible that the Partnership could terminate for federal income tax purposes as a result of consummation of the Offer (although the Partnership Agreement prevents transfers of Units that would cause such a termination). A tax termination of the Partnership could have an effect on a corporate or other non-individual Unit holder whose tax year is not the calendar year, as such a Unit holder might recognize more than one year's Partnership tax items in one tax return, thus accelerating by a fraction of a year the effects from such items.

Suspended "Passive Activity Losses". A Unit holder who sells all of the Unit holder's Units would be able to deduct "suspended" passive activity losses from the Partnership, if any, in the year of sale free of the passive activity loss limitation. As a limited partner of the Partnership, which was engaged in real estate activities, the ability of a Unit holder, who or which is subject to the passive activity loss rules, to claim tax losses from the Partnership was limited. Upon sale of all of the Unit holder's Units, such Unit holder would be able to use any "suspended" passive activity losses first against gain, if any, on sale of the Unit holder's Units and then against income from any other source.

Foreign Unit holders. Gain realized by a foreign Unit holder on a sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchasers will withhold 10% of the amount realized by a tendering Unit holder from the purchase price payment to be made to such Unit holder unless the Unit holder properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the Unit holder's TIN, that such Unit holder is not a foreign person and the Unit holder's address. Amounts withheld would be creditable against a foreign Unit holder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

Section 7. Effects of the Offer.

Limitations on Resales. The Purchasers do not believe the provisions of the Partnership Agreement should restrict transfers of Units pursuant to the Offer, although no more than 50% of the Units may be transferred in any 12-month period. This limitation will not affect the tender of Units under this Offer because, subject to the terms of the Offer, we will pay for the Units upon confirmation that the general partner will recognize the change of address for distributions and correspondence on the Units, and, under the terms of the Letter of Transmittal, we will take a power of attorney over your Units that will permit us to change the address to which distributions are sent. We will then wait to transfer the Units tendered until the Partnership can effect the transfer of record title in accordance with the Partnership Agreement.

Effect on Trading Market. If a substantial number of Units are purchased pursuant to the Offer the result would be a reduction in the number of Unit holders. Reducing the number of security holders in certain kinds of equity securities might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. However, there is no established public trading market for the Units and none is expected to develop. Therefore, the Purchasers do not believe a reduction in the number of Unit holders will materially further restrict the Unit holders' ability to find purchasers for their Units through secondary market transactions.

Voting Power of Purchasers. If the Purchasers acquire a significant number of the Units sought hereunder could give the Purchasers a controlling voting interest in matters subject to a limited partner vote. The Partnership does not hold annual or regular meetings to elect directors, and does not have a representative board of directors overseeing management. Votes of Unit holders would only be solicited, if ever, for matters affecting the fundamental structure of the Partnership, such as the sale of the properties and termination of the Partnership, and the affirmative vote of more than 50% of the outstanding Units (not a mere quorum) is required to effect action. The Purchasers and their affiliates do not intend to call for any such vote in the foreseeable future. A Unit holder who tenders Units to the Purchasers grants a proxy to the Purchasers as of the date of acceptance of the tender, granting the Purchasers the right to vote such Units it their sole discretion as to any matters for which the Partnership has established a record date prior to the time such. Units are transferred by the Partnership to the Purchasers. The Purchasers reserve the right to exercise any and all rights they might hold in the event that any vote is called by the General Partner, or if, in the future, changes in circumstances would dictate that they or other limited partners exercise their right to call a vote.

Other Potential Effects. The Units are registered under the Exchange Act, which requires, among other things that the Partnership furnish certain information to its Unit holders and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, Unit holders. Registration and reporting requirements could be terminated by the Partnership if the number of record holders falls below 300, or below 500 if the Partnership's total assets are below $10 million for three consecutive preceding fiscal years. The Partnership reported a total of 2,583 limited partners as of its most recent fiscal year end, but the Purchasers are offering to purchase up to 8,000 Units. Accordingly, it is possible that the Offer could result in the total number of Unit holders falling below the foregoing 300 holder level. As disclosed by the Partnership in its public reports, however, there has never been a public trading market for the Units and none is expected to develop, so the Partnership's status as a public company will not affect a trading market in the Units. While the Partnership's Agreement of Limited Partnership requires that all Unit holders be provided annual audited financial statements, quarterly interim financial statements and timely reports providing other information regarding the operations and condition of the Partnership, a change in the Partnership's status as a public company could reduce the information available to Unit holders about the Partnership in the event the information required by the Partnership Agreement is not as extensive as that provided in reports required to be filed by public companies under applicable rules of the Securities and Exchange Commission.

Section 8. Future Plans. Following the completion of the Offer, the Purchasers, or their affiliates, may acquire additional Units. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Units purchased pursuant to the Offer. The Purchasers are seeking to purchase a total of 8,000 Units. If the Purchasers acquire fewer than 8,000 Units pursuant to the Offer, the Purchasers may seek to make further purchases on the open market at prevailing prices, or solicit Units pursuant to one or more future tender offers at the same price, a higher price or, if the Partnership's circumstances change, at a lower price. Alternatively, the Purchasers may discontinue any further purchases of Units after termination of the Offer, regardless of the number of Units purchased. The Offer is not made with any current view toward or plan or purpose of acquiring Units in a series of successive and periodic offers. Nevertheless, as noted above, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in purchasing 8,000 Units in this Offer, may consider future offers. Factors affecting the Purchasers' future interest in acquiring additional Units include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchasers and their investment fund affiliates, the current diversification and performance of each affiliated fund's portfolio of real estate interests, the development of any public market in the Units or actions by unrelated parties to tender for or purchase Units, the status of and changes and trends in the Partnership's operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

         The Purchasers are acquiring the Units pursuant to the Offer solely for investment purposes. The Purchasers have no present intention to seek control of the Partnership or to change the management or operations of the Partnership. The Purchasers do not have any present intention to take any action in connection with the ongoing liquidation of the Partnership. The Purchasers nevertheless reserve the right, at an appropriate time, to exercise their rights as limited partners to vote on matters subject to a limited partner vote, including, but not limited to, any vote to affecting the sale of the Partnership's properties and the liquidation and dissolution of the Partnership. Except as expressly set forth herein, the Purchasers have no present intention to seek control of the Partnership, to cause the Partnership to engage in any extraordinary transaction, to cause any purchase, sale or transfer of a material amount of the assets of any Partnership, to make any change in the distribution policies, indebtedness or capitalization of any Partnership or to change the structure, management or operations of the Partnership, the listing status of the Units or the reporting requirements of the Partnership.

Section 9. The Business of the Partnership. Information included herein concerning the Partnership is derived from the Partnership's publicly filed reports. Information concerning the Partnership, its assets, operations, and management is contained in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Such reports and filings are available on the Commission's EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission's principal office in Washington, D.C. The Purchasers have relied on such information to the extent information is presented herein concerning the Partnership, but the Purchasers have no ability to independently verify this information. Thus, the information is provided for informational purposes only; the Purchasers make no statements about, and cannot guaranty the accuracy of, the information included in such reports and extracted in this Offer. The Purchasers can only take responsibility for accurately reporting what the Partnership has reported in its filings.

      General. The Partnership was organized on June 21, 1991 under the laws of the State of Delaware. Its primary business is the ownership of multiple parcels of land surrounding the Chicago Metropolitan area and related operations. The Partnership was formed for the purpose of acquiring, holding, selling, disposing of, and otherwise dealing with these 18 parcels of land.

      The Partnership's real estate portfolio currently consists of approximately 597 acres of land out of the originally purchased 3,302 acres on 7 remaining parcels of land. The general partner of the Partnership is Inland Real Estate Investment Corporation General Partner. As of December 31, 2003, there are 32,337 Units outstanding, which are held of record by 2,583 limited partners. The Partnership's principal executive offices are located at 2901 Butterfield Road, Oak Brook, Illinois 60523, telephone 630-218-8000.

      For additional information about the Partnership, please refer to the annual report prepared by the Partnership which was sent to you earlier last year, particularly Item 2 of Form 10-K, which contains detailed information regarding the properties owned, including mortgages, rental rates, and taxes. In addition, the Partnership is subject to the information and reporting requirements of the Exchange Act and information about the Partnership can be obtained on the Commission's EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission's principal office in Washington, D.C.

      Liquidation Of the Partnership. Limited partners could, as an alternative to tendering their Units, take a variety of possible actions, including voting to liquidate the Partnership or amending the Agreement of Limited Partnership to authorize limited partners to cause the Partnership to merge with another entity or engage in a "roll-up" or similar transaction.

      Competition. There is other land within the market areas of the Partnership's properties. The number and quality of competitive properties in such areas could have a material effect on the price received by the Partnership upon sale of its property or after development, if any.

      Financial Data. The selected financial information of the Partnership set forth below for the years ended December 31, 2003, 2002, and 2001 is based on audited financial statements. The selected financial information set forth below for the periods ended September 30, 2004 and 2003 is based on unaudited financial statements. This information should be read in conjunction with such financial statements, including notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K of the Partnership for the year ended December 31, 2003, and the Quarterly Reports on Form 10-Q for the periods ended September 30, 2004 and 2003.

                                                  INLAND CAPITAL FUND, L.P.

------------------------------------- ---------------------------- ------------------------------------------------
                                           Nine Months Ended                   Year Ended December 31,
                                             September 30,
------------------------------------- ---------------------------- ------------------------------------------------
                                          2004           2003          2003            2002             2001
------------------------------------- -------------- ------------- -------------- --------------- -----------------
Total Revenue                          $29,385,067    $8,309,899     8,397,317      8,120,541        2,320,989
------------------------------------- -------------- ------------- -------------- --------------- -----------------
Net (loss) earnings                    20,511,375     4,783,640      4,791,865      5,522,385         729,463
------------------------------------- -------------- ------------- -------------- --------------- -----------------
Net (loss) earnings allocated            536.22         147.95        135.93          159.15           22.66
per unit of limited
partnership interest
------------------------------------- -------------- ------------- -------------- --------------- -----------------
Total assets                           18,150,198     25,605,883    17,909,721      21,039,772       22,117,537
------------------------------------- -------------- ------------- -------------- --------------- -----------------

      Description of Property. The following shows the location, Gross Acres Purchased, the remaining acres owned, and the date of purchase of Partnership's property.


------------------------------------------ ------------------------- ------------------------ ---------------------
            Parcel & Location                    Gross Acres                Remaining               Purchase
                                                  Purchased                   Acres                   Date
------------------------------------------ ------------------------- ------------------------ ---------------------
Parcel 1, Kendall County, Illinois                 108.8960                     0                   07/22/92
------------------------------------------ ------------------------- ------------------------ ---------------------
Parcel 2, McHenry County, Illinois                 201.0000                 145.3454                11/09/93
------------------------------------------ ------------------------- ------------------------ ---------------------
Parcel 3, Will County, Illinois                    34.0474                      0                   03/04/94
------------------------------------------ ------------------------- ------------------------ ---------------------
Parcel 4, Will County, Illinois                    86.9195                   20.1214                03/30/94
------------------------------------------ ------------------------- ------------------------ ---------------------
Parcel 5, LaSalle County, Illinois                 190.9600                     0                   04/01/94
------------------------------------------ ------------------------- ------------------------ ---------------------
Parcel 6, DeKalb County, Illinois                  59.0800                      0                   05/11/94
------------------------------------------ ------------------------- ------------------------ ---------------------
Parcel 7, Kendall County, Illinois                 200.8210                  32.6470                07/28/94
------------------------------------------ ------------------------- ------------------------ ---------------------
Parcel 8, Kendall County, Illinois                 133.0000                 133.0000                08/17/94
------------------------------------------ ------------------------- ------------------------ ---------------------
Parcel 9, LaSalle County, Illinois                 335.9600                     0                   08/30/94
------------------------------------------ ------------------------- ------------------------ ---------------------
Parcel 10, Kendall County, Illinois                230.7860                  93.3700                09/16/94
------------------------------------------ ------------------------- ------------------------ ---------------------
Parcel 11, Kane County, Illinois                   123.0000                     0                   09/26/94
------------------------------------------ ------------------------- ------------------------ ---------------------


                                       19


------------------------------------------ ------------------------- ------------------------ ---------------------
Parcel 12, Kendall County, Illinois                110.2530                     0                   09/28/94
------------------------------------------ ------------------------- ------------------------ ---------------------
Parcel 13, LaSalle County, Illinois                352.7390                     0                   10/06/94
------------------------------------------ ------------------------- ------------------------ ---------------------
Parcel 14, Kendall County, Illinois                134.7760                 124.1330                10/26/94
------------------------------------------ ------------------------- ------------------------ ---------------------
Parcel 15, McHenry County, Illinois                169.5400                 169.5400                10/31/94
------------------------------------------ ------------------------- ------------------------ ---------------------
Parcel 16, McHenry County, Illinois                207.0754                 207.0754                11/30/94
------------------------------------------ ------------------------- ------------------------ ---------------------
Parcel 17, LaSalle County, Illinois                236.4400                 236.4400                12/07/94
------------------------------------------ ------------------------- ------------------------ ---------------------
Parcel 18, Kendall County, Illinois                386.9900                     0                   11/02/95
------------------------------------------ ------------------------- ------------------------ ---------------------

      Income. As of December 31, 2003, the general partner disclosed that it anticipated that the land owned by the Partnership will produce sufficient income to pay property taxes, insurance, and other miscellaneous expenses, with surplus funds, if any, to be retained in the working capital reserve for pre-development activities. Income is expected to be derived from leases to farmers or from other activities compatible with the Partnership's business plan for land parcels.

      Distributions. All of the parcels purchased by the Partnership consist of land, which generates revenue from farming or other leasing activities. It is not expected that it will generate cash distributions to the partners from farm leases or other leasing activities. However, sales of the parcels have produced income to make distributions to the limited partners in the past, including $7,343,986 in 2003 and $6,780,500 in 2002, or $227.11and $209.68 per Unit,
respectively. Over the life of the Partnership, the limited partners have received distributions totaling $45,663,321, as of September 30, 2004.

      Beneficial Ownership Of Interests In Your Partnership. The Purchasers collectively have voting and dispositive power with respect to 0 Units, or 0%, of the outstanding Units of the Partnership. Except as set forth in this offer to purchase, neither we nor any of our affiliates, (i) beneficially own or have a right to acquire any Units, (ii) has effected any transactions in the Units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies.

      Legal Proceedings. We are not aware of any material legal proceedings.

      Environmental. Various Federal, state, and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances present on a property. Such laws often impart liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of, or failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and the Partnership's ability to sell or borrow against contaminated properties. In addition to the costs associated with investigation and remediation actions brought by governmental agencies, the presence of hazardous wastes on a property could result in claims by private plaintiffs for personal injury, disease, disability or other infirmities. Various laws also impose liability for the cost of removal or remediation of hazardous or toxic substances at the disposal or treatment facility. Anyone who arranges for the disposal or treatment of hazardous or toxic substances is potentially liable under such laws. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility. In connection with the ownership or operation of properties, the Partnership could potentially be liable for environmental liabilities or costs associated with its properties or properties it may acquire in the future. Any remaining costs are not expected to be material.

      Additional Information Concerning the Partnership. The Partnership files annual, quarterly, and special reports, proxy statements, and other information with the Commission. You may read and copy any document the Partnership files at the Commission's public reference room in Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Partnership's most recent EDGAR filings are also available to the public at the Commission's web site at http://www.sec.gov.

Section 10. Conflicts of Interest. The Depositary is affiliated with certain Purchasers. Therefore, by virtue of this affiliation, the Depositary may have inherent conflicts of interest in acting as Depositary for the Offer. The Depositary's role is administrative only, however, and any conflict of interest should not be deemed material to Unit holders.

Section 11. Certain Information Concerning the Purchasers. The Purchasers are MPF INCOME FUND 21, LLC; MP VALUE FUND 6, LLC; MACKENZIE PATTERSON SPECIAL FUND 6, LLC; MACKENZIE PATTERSON SPECIAL FUND 6A, LLC; MP VALUE FUND 6, LLC; MPF SPECIAL FUND 8, LLC; MACKENZIE PATTERSON SPECIAL FUND 7, LLC; MPF DEWAAY PREMIER FUND, LLC; MPF DEWAAY FUND 2, LLC; MPF DEWAAY FUND 3, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD., L.P.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND I, LTD., L.P.; and MPF-NY 2005, LLC. For information concerning the Purchasers and their respective principals, please refer to Schedule I attached hereto. The principal business of each of the Purchasers is investment in securities, particularly real estate-based securities. The principal business address of each of the Purchasers is 1640 School Street, Moraga, California 94556.

         The Purchasers have made binding commitments to contribute and have available sufficient amounts of capital necessary to fund the acquisition of all Units subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchasers. The Purchasers are not public companies and have not prepared audited financial statements or financial statements prepared in accordance with generally accepted accounting principles. MacKenzie Patterson Fuller, Inc. and its affiliates have been in the business of purchasing illiquid real estate securities, both in open market transactions and by means of tender offers, since 1982 and have acquired more than $75 million in such securities for affiliated portfolios during the last ten years. The Purchasers have aggregate assets that are more than sufficient to fund their collective obligation to purchase Units in this Offer.

Except as otherwise set forth herein, (i) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers beneficially owns or has a right to acquire any Units, (ii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Units within the past 60 days, (iii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on
Schedule I nor any affiliate of the Purchasers has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchasers or, to the best knowledge of the Purchasers, the persons listed on Schedule I, or any affiliate of the Purchasers on the one hand, and the Partnership or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchasers, or to the best knowledge of the Purchasers any affiliate of the Purchasers on the one hand, the persons listed on Schedule I, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. .

Section 12. Source of Funds. The Purchasers expect that approximately $2,560,000 would be required to purchase 8,000 Units, if tendered, and an additional $20,000 may be required to pay related fees and expenses. The Purchasers anticipate funding all of the purchase price and related expenses through their existing capital and assets. The cash and liquid securities necessary to complete the entire purchase are readily available and are committed to that purpose. Accordingly, there are no financing arrangements to fall through and no alternative financing plans.

Section 13. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchasers shall not be required to accept for payment or to pay for any Units tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date.

         The Purchasers shall not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

         (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchasers, (ii) imposes or confirms limitations on the ability of the Purchasers effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchasers pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Unit holders,
(iii) requires divestiture by the Purchasers of any Units, (iv) causes any material diminution of the benefits to be derived by the Purchasers as a result of the transactions contemplated by the Offer (see the discussion of such benefits in the Summary Term Sheet and Introduction sections of the Offer to Purchase) or (v) materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchasers or the Partnership, in the reasonable judgment of the Purchasers;

         (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which will, directly or indirectly, result in any of the consequences referred to in clauses
(i) through (v) of paragraph (a) above;

         (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which, in the reasonable judgment of the Purchasers, is or will be materially adverse to the Partnership, or the Purchasers shall have become aware of any fact that, in the reasonable judgment of the Purchasers, does or will have a material adverse effect on the value of the Units;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         (e) it shall have been publicly disclosed or the Purchasers shall have otherwise learned that (i) more than fifty percent of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units.

         The foregoing conditions are for the sole benefit of the Purchasers and may be asserted by the Purchasers or may be waived by the Purchasers in whole or in part at any time and from time to time prior to the Expiration Date in their sole exercise of reasonable discretion, and the Offer will remain open for a period of at least five business days following any such waiver of a material condition. However, if we waive a certain condition for one tendering Unitholder, we will waive that condition for all Unitholders tendering Units. Any termination by the Purchasers concerning the events described above will be final and binding upon all parties.

Section 14. Certain Legal Matters.

General. Except as set forth in this Section 14, the Purchasers are not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchasers pursuant to the Offer. Should any such approval or other action be required, it is the Purchasers' present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchasers to elect to terminate the Offer without purchasing Units thereunder. The Purchasers' obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust. The Purchasers do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units pursuant to the Offer.

Margin Requirements. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. These laws are directed at the acquisition of corporations and not partnerships. The Purchasers, therefore, do not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.

Although the Purchasers have not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchasers reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchasers might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchasers may not be obligated to accept for purchase or pay for any Units tendered.

Section 15. Fees and Expenses. The Purchasers have retained MacKenzie Patterson Fuller, Inc., an affiliate of certain Purchasers, to act as Depositary in connection with the Offer. The Purchasers will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchasers will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Section 16. Miscellaneous. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNIT HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASERS ARE NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

No person has been authorized to give any information or to make any representation on behalf of the Purchasers not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

February 23, 2005

MPF INCOME FUND 21, LLC
MP VALUE FUND 6, LLC
MACKENZIE PATTERSON SPECIAL FUND 6, LLC
MACKENZIE PATTERSON SPECIAL FUND 6A, LLC

MP VALUE FUND 6, LLC
MPF SPECIAL FUND 8, LLC
MACKENZIE PATTERSON SPECIAL FUND 7, LLC
MPF DEWAAY PREMIER FUND, LLC
MPF DEWAAY FUND 2, LLC
MPF DEWAAY FUND 3, LLC
ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD., L.P.
ACCELERATED HIGH YIELD INSTITUTIONAL FUND I, LTD., L.P.
MPF-NY 2005, LLC

                                   SCHEDULE I

                 THE PURCHASERS AND THEIR RESPECTIVE PRINCIPALS

             The Purchasers are MPF INCOME FUND 21, LLC; MP VALUE FUND 6, LLC; MACKENZIE PATTERSON SPECIAL FUND 6, LLC; MACKENZIE PATTERSON SPECIAL FUND 6A, LLC; MP VALUE FUND 6, LLC; MPF SPECIAL FUND 8, LLC; MACKENZIE PATTERSON SPECIAL FUND 7, LLC; MPF DEWAAY PREMIER FUND, LLC; MPF DEWAAY FUND 2, LLC; MPF DEWAAY FUND 3, LLC; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD., L.P.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND I, LTD., L.P.; and MPF-NY 2005, LLC. Each of the Purchasers is organized as a limited liability company or limited partnership. The Manager of each of the limited liability company Purchasers and the general partner of each of the limited partnership Purchasers is MacKenzie Patterson Fuller, Inc. The names of the directors and executive officers of MacKenzie Patterson Fuller, Inc. are set forth below. The Purchasers have jointly made the offer and are jointly and severally liable for satisfying its terms. Other than the foregoing, the Purchasers' relationship consists of an informal agreement to share the costs associated with making the offer and to allocate any resulting purchases of Units among them in such manner and proportions as they may determine in the future. Each of the entities is organized in California.

MacKenzie Patterson Fuller, Inc.

The names of the directors and executive officers of MacKenzie Patterson Fuller, Inc. are set forth below. Each individual is a citizen of the United States of America. The principal business address of MacKenzie Patterson Fuller, Inc., each Purchaser, and each individual is 1640 School Street, Moraga, California 94556, and the business telephone number for each is 925-631-9100.

C.E. Patterson is President and a director of MacKenzie Patterson Fuller, Inc., which acts as manager and general partner of a number of real estate investment vehicles, and has served in those positions since January 1989. In 1981, Mr. Patterson founded Patterson Financial Services, Inc. (now MPF Advisers, Inc.), a registered investment adviser ("MPFA"), with Berniece A. Patterson, as a financial planning firm, and he has served as its President since that date. Mr. Patterson founded Patterson Real Estate Services, a licensed California Real Estate Broker, in 1982. As President of MPFA, Mr. Patterson is responsible for all investment counseling activities. He supervises the analysis of investment opportunities for the clients of the firm. Mr. Patterson has served as president of Host Funding, Inc., an owner of lodging properties, since December 1999. Mr. Patterson is also an officer and controlling shareholder of Cal-Kan, Inc., a closely held real estate investment company. Mr. Patterson, through his affiliates, manages a number of investment and real estate companies.

Berniece A. Patterson is a director of MacKenzie Patterson Fuller, Inc. and has served in that capacity since January 1989. In 1981, Ms. Patterson and C.E. Patterson established MPFA. She has served as Chair of the Board and Secretary of MPFA since that date. Her responsibilities with MPFA include oversight of administrative matters and monitoring of past projects underwritten by MPFA. Since October 1990, Ms. Patterson has served as Chief Executive Officer of Pioneer Health Care Services, Inc., and is responsible for the day-to-day operations of its three nursing homes and over 300 employees.

Glen W. Fuller became senior vice president and a director of MacKenzie Patterson Fuller, Inc. in May 2000. Since 2004 he has been a director and vice president of MPFA. Prior to becoming senior vice president, from August 1998 to April 2000, he was with MacKenzie Patterson Fuller, Inc. as a portfolio manager and research analyst. Since December 1999, Mr. Fuller has served as an officer and director of Host Funding, Inc. Prior to joining MacKenzie Patterson Fuller, Inc., from May 1996 to July 1998, Mr. Fuller ran the over-the-counter trading desk for North Coast Securities Corp. (previously Morgan Fuller Capital Group) with responsibility for both the proprietary and retail trading desks. Mr. Fuller was also the registered options principal and registered municipal bond principal for North Coast Securities, a registered broker dealer. Mr. Fuller was formerly a NASD-registered options principal and registered bond principal, and he held his NASD Series 7, general securities license (now inactive). Mr. Fuller has also spent time working on the floor of the New York Stock Exchange as a trading clerk and on the floor of the Pacific Stock Exchange in San Francisco as an assistant specialist for LIT America.

Chip Patterson is vice president, general counsel, and a director of the MacKenzie Patterson Fuller, Inc. Since 2004 he has been a director and vice president of MPFA. Prior to joining MacKenzie Patterson Fuller, Inc. in July 2003, he was a securities and corporate finance attorney with the national law firm of Davis Wright Tremaine LLP from August 2000 to January 2003. From August


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1997 to May 2000 he attended the University of Michigan Law School, where he graduated magna cum laude with a Juris Doctor Degree. Prior to law school, Chip Patterson taught physics, chemistry, and math at the high school level for three years, from June 1994 to June 1997. He graduated with high distinction and Phi Beta Kappa from the University of California at Berkeley with a Bachelor of Arts Degree in Political Science. He also has prior experience in sales, retail, and banking.

Christine Simpson is vice president of MacKenzie Patterson Fuller, Inc. and MPFA and is responsible for the day-to-day management of research and securities purchases and sales on behalf of the entities managed by MacKenzie Patterson Fuller, Inc. Ms. Simpson has served in that position since January 1997; from January 1994 until her promotion to vice president, she was a research analyst with MacKenzie Patterson Fuller, Inc. She joined MacKenzie Patterson Fuller, Inc. as an administrative assistant in July 1990.

Andrea K. Meyer is vice president of Trading and Portfolios for MPFA and MacKenzie Patterson Fuller, Inc. As vice president of Trading and Portfolios, Ms. Meyer is responsible for handling the day-to-day operations of the trading department. She graduated from St. Mary's College of California in 1997 with a Bachelor of Science in Business Administration with a concentration in Finance and a Minor in Accounting. Prior to joining MPFA in 1998, she worked for a year for State Street Bank and Trust, one of the leading financial services specialists worldwide, as a portfolio accountant.























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